Poly Shield Technologies Inc. OTCQB: SHPR

FOR IMMEDIATE RELEASE March 11, 2014

Poly Shield Technologies Inc., Signs a Technology Transfer Agreement and a Management Consulting Agreement with Rasmus Norling and Enters into an Amendment to KF Business Ventures Loan Agreement.

Boca Raton, Florida, March 11, 2014 – Poly Shield Technologies Inc., (OTCQB: SHPR) announces that on March 10, 2014, Poly Shield entered into a Technology Transfer Agreement (the “Technology Transfer Agreement”) and a Management Consulting Agreement (the “Consulting Agreement”) with the Company’s Chief Technical Officer, Rasmus Norling.

Concurrent with the execution of the Technology Transfer Agreement, the Company and Mr. Norling agreed to terminate the terms of the December 1, 2012 Employment Agreement as amended on December 30, 2013 and February 28, 2014 (the “Employment Agreement”), and instead entered into the Consulting Agreement with Mr. Norling.  Under the terms of the Consulting Agreement, Mr. Norling will continue to act as the Company’s Chief Technical Officer and will be entitled to a consulting fee of $22,500 per month.  In addition, the Company issued to Mr. Norling warrants to purchase up to 10,000,000 shares of the Company’s common stock for an initial exercise price of $1.00 per share expiring three years from the date of issuance (subject to earlier termination as set out in the terms of the warrants). In addition, Mr. Norling may exercise the warrants by way of cashless exercise for up to 5,000,000 shares of common stock.

Under the terms of the Technology Transfer Agreement, Mr. Norling agreed to sell to the Company all of his right, title and interest in and to all technologies and patent applications currently owned by him that relate to the reduction of emissions from internal combustion engines through the pre-treatment of input fuels, the treatment of exhaust gases produced by such engines, or any combination thereof (collectively, the “Technology”).  In consideration for the Technology, the Company agreed to release 54,000,000 of the total 154,000,000 shares of common stock that were previously issued to Mr. Norling and held in escrow according to the terms of the Employment Agreement.  The remaining 100,000,000 shares of Custodial Stock have been surrendered for cancellation.

Concurrent with the execution of the Technology Transfer Agreement and the Consulting Agreement with Mr. Norling, the Company entered into an amendment agreement (the “Amendment Agreement”) with KF Business Ventures, LP (the “Lender”) to amend the terms of the loan agreement dated as of January 15, 2014 (the “Loan Agreement”).  Under the terms of the Loan Agreement, the Lender’s obligation to provide subsequent advances totaling $1,500,000 was conditional upon restructuring certain terms of the release of escrowed shares issued to Mr. Norling under the Employment Agreement.  As a result of entering into the Technology Transfer Agreement, the Consulting Agreement and the Amendment Agreement, the Company expects to receive subsequent advances under the Loan Agreement for a total of $1,500,000.

Under the terms of the Amendment Agreement, in addition to the warrants for a total of 6,200,000 shares of the Company’s common stock issued under the original Loan Agreement (the “Original Warrants”), the Company agreed to issue to the Lender non-transferrable share purchase warrants for a total of 704,546 shares of the Company’s common stock with an initial exercise price of $1.00 per share (collectively, the “Additional Warrants”). 250,000 of the Additional Warrants expire on January 15, 2015, with the remaining 454,546 Additional Warrants expiring on January 15, 2018.  The Additional Warrants will have substantially same terms as the warrants issued to the Lender under the original Loan Agreement. As amended, the Lender may exercise the Original Warrants and the Additional Warrants by way of cashless exercise for up to a total of 3,452,273 shares of Common Stock.

For further details please refer to the Company’s Current Report on Form 8-K.

About Poly Shield Technologies Inc.:

Poly Shield Technologies Inc., develops and markets environmental, pollution emissions, energy saving, corrosion and durability solutions to a worldwide market.

Poly Shield Technologies Inc.'s proprietary DSOX-15 Fuel Purification System is a cost-effective technology designed to remove sulfur from fuel in an effort to meet the upcoming sulfur emissions regulations due to take effect in 2015. The technology is currently aimed at the maritime industry which includes vessels for cruise-line, freight shipping and tanker companies and can be installed during normal vessel operation without the need to use expensive dry dock time. The technology has a worldwide application that is not limited to the maritime industry.

Poly Shield's Fluoropolymer coatings are formulated specifically for extreme durability, reduced maintenance and enhanced aesthetics and can be used in a number of different industries.

On behalf of the Board of Directors, Brad Eckenweiler, CEO

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. All statements addressing product performance, events, or developments that Poly Shield Technologies Inc. expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in Poly Shield Technologies Inc.'s Quarterly and Annual Reports filed with the United States Securities and Exchange Commission (the "SEC"). Should one or more of these risks or uncertainties materialize, or should any of Poly Shield Technologies Inc.'s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Poly Shield Technologies Inc.'s forward-looking statements. Except as required by law, Poly Shield Technologies Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Poly Shield Technologies Inc. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE Poly Shield Technologies Inc.